news release

Contact:	Media Contact:	Investor Inquiries:

	Vibha Agrawal 610-712-1737 (office) 908-256-6234 (cellular) vagrawal@agere.com	Alan Beckhard 610-712-1732 abeckhard@agere.com

AGERE SYSTEMS REDEFINES BUSINESS TO FOCUS ON PROVIDING ADVANCED INTEGRATED CIRCUIT SOLUTIONS

— Agere to exit optoelectronics business by June 2003
— Company will consolidate remaining U.S. manufacturing operations in Orlando, Fla., by September 2003
— Central campus to remain in Allentown, Pa.
— Total workforce to decrease by about 4,000
— Actions will enable company to reduce quarterly revenue breakeven to $500 million

FOR RELEASE: WEDNESDAY, AUGUST 14, 2002

         ALLENTOWN, Pa. — Agere Systems (NYSE: AGR.A, AGR.B) today announced that it would redefine its business to focus on providing advanced integrated circuit solutions that access, move and store network information.

         The company will exit its optoelectronics business, which represented about 10 percent of the company’s total revenues in the June quarter of fiscal 2002. Agere is seeking a buyer for all or parts of this business, but will discontinue optoelectronics operations no later than June 30, 2003.

         With the dramatic changes in the telecommunications industry, including capital spending constraints, excess capacity in the core network and significant delays in deployment of higher-speed technologies, demand for optoelectronics components has decreased considerably. According to RHK, a market research firm, optoelectronics components industry revenues are expected to decline from approximately $7 billion in 2000 to about $2.3 billion in 2002, a 67 percent drop. This decrease was driven by weakness in the long-haul segment, an area where Agere’s optoelectronics solutions were primarily focused.

         “We are redefining Agere as a premier provider of integrated circuit solutions to target the communications and computing opportunities that present the best long-term potential,” said John Dickson, president and CEO, Agere. “As we exit our optoelectronics business, our first priority will be to ensure that we fully support our opto customers during the transition and meet our commitments to them.”

         Agere will continue to deliver advanced integrated circuits for wireless data and storage applications, as well as multi-service networking solutions for segments such as metro, access and enterprise.

         “With this strategy, Agere will be well-positioned to build on its existing leadership and address new opportunities as market conditions improve,” said Dickson. “Going forward, we are pleased that our customer base will remain essentially unchanged, as we continue to provide IC solutions to these and other customers in the network equipment, computing and wireless markets.”

Agere’s Market-Leading Portfolio

         For the networking equipment market, which is served by the company’s Infrastructure Systems Group, Agere will provide processing, aggregation, framing, switching and physical layer solutions, as well as application-specific integrated circuits (ASICs) for enterprise, access, metro and wireless networking systems. According to Dataquest, Agere is the leading supplier of wired communications integrated circuits (ICs) as well as network switching and access ICs. The company is the No. 2 supplier of communication ASICs, and among the top three players for ATM and SONET/SDH semiconductor solutions.

         For the end-user market, which is served by Agere’s Client Systems Group, the company will continue to provide IC solutions for computing, storage, wireless handset and wireless local area networking (LAN) applications. The Client Systems Group represented almost 60 percent of Agere’s revenues in the June quarter. According to IDC, a market research firm, Agere is the leading supplier of read-channel and preamplifier chips for the hard-disk drive market. The company is the No. 2 provider of 802.11/Wi-Fi solutions for wireless LAN applications, according to Dataquest.

Consolidation and Workforce Update

         With the planned exit of the optoelectronics business, the company will discontinue or sell operations in its facilities in Dallas, Texas; Alhambra and Irwindale, Calif.; and Matamoros, Mexico. In addition, as a result of this exit and the previously announced sale of the analog line card business, the company no longer needs to move manufacturing operations from its Reading and Breinigsville, Pa., facilities to the

Allentown, Pa., facility. As announced in January this year, the company intends to sell the Reading and Breinigsville properties once it discontinues those operations.

         The company will move its remaining IC wafer fabrication line in Allentown to Orlando, Fla., by the end of September 2003. This move will allow the company to consolidate all of its U.S. manufacturing operations in one facility, resulting in significant reduction in manufacturing space and costs.

         Agere continues to seek a buyer for the Orlando operations and intends to sell the plant as an ongoing operation, allowing the company to continue sourcing products from this facility. If the company does not identify a buyer, it plans to operate that facility at least through September 2004.

         The company’s manufacturing consolidation is consistent with its “fab-lite” strategy. Agere will leverage foundries for standard process technologies, continue its IC assembly and test operations in Singapore and Thailand, and maintain its wafer manufacturing joint venture with Chartered Semiconductor.

         Agere’s central campus will remain in Allentown, where the company’s two sites will house research and development, operations, marketing, sales and other corporate functions.

         The continued streamlining of the company’s business, including the plans to exit the optoelectronics business and consolidate manufacturing operations in Orlando, will reduce Agere’s active workforce from approximately 11,200 currently to about 7,200 by the end of December 2003.

         “I sincerely regret that these actions will have an unfortunate impact on so many of our people,” said Dickson. “However, these decisions, which are driven by changing industry dynamics, are critical to accelerating Agere’s return to profitability.”

         Agere expects that today’s initiatives will allow it to achieve its target cost and expense structure, enabling the company to further reduce its quarterly operating income revenue breakeven point from the current $700 million level to $500 million during the second half of the calendar year 2003.

Announcement Webcast

         Agere Systems will host a conference call today at 8:30 a.m. EDT to discuss its announcement. To listen to the conference call via the Internet, visit http://www.agere.com/investor/webcast. Subsequent to the conference call, a replay will be available for seven days at http://www.agere.com/investor/webcast.

         Agere Systems is a premier provider of advanced integrated circuit (IC) solutions that access, move and store network information. Agere’s IC integrated circuit (IC) solutions form the building blocks for a broad range of communications and computing applications. The company is the leader in providing storage solutions for hard disk drives with its read-channel chips, preamplifiers and system-on-a-chip solutions, and the No. 2 provider of Wi-Fi solutions for wireless LAN applications. For network equipment providers, Agere is a leading supplier of ICs for wired communications, network switching and access and ATM and SONET/SDH solutions. In addition, Agere is the No. 2 supplier of application-specific ICs (ASICs) for communications applications. More information about Agere Systems is available from its Web site at http://www.agere.com.

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This release contains forward-looking statements based on information available to Agere as of the date hereof. Agere’s actual results could differ materially from the results stated or implied by such forward-looking statements due to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, customer demand for our products and services, control of costs and expenses, timely completion of employment reductions and other restructuring and consolidation activities, price and product competition, keeping pace with technological change, dependence on new product development, reliance on major customers and suppliers, availability of manufacturing capacity, components and materials, general industry and market conditions and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further discussion of these and other risks and uncertainties, see our annual report on Form 10-K for the fiscal year ended September 30, 2001, and report on Form 10-Q for the period ending June 30, 2002. Agere disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.